Exhibit 10.18

RAYONIER ADVANCED MATERIALS INC.

2018 PERFORMANCE SHARE AWARD PROGRAM

MARCH 2018
2018 Performance Share Award Program
This Schedule A is part of, and subject to the terms and conditions of, an Award Agreement evidencing this Award of Performance Shares. The Award Agreement, including this Schedule A, is subject to the terms and conditions of the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan.
The 2018 Performance Share Award Program (the “Program”) will utilize Return on Invested Capital (“ROIC”) and a three-year cost synergy target, weighted 60% and 40%, respectively, and added together, as the measure for determining performance and award outcomes. These metrics for the 2018 Program will be measured over a three-year period beginning January 1, 2018 and ending December 31, 2020.
Participants can earn between 0% and 200% of the target award.
Synergy - 40% of the Measured Performance
With the acquisition of Tembec Inc., it is essential that the company achieve the desired synergies achieved through combining the two companies. As a result, 40% of the measured outcome of the 2018 Performance Share Program will be determined by the achievement of synergies over the three year period. The synergy target will be defined and approved by the Board and communicated separately.
ROIC - 60% of the Measured Performance
ROIC is a measure of how well a company is using its money to generate returns. For purposes of the Program, ROIC is defined as:
(Net operating profit after taxes “NOPAT”1 / (Debt - Cash + Stockholder Equity (Deficit) - Deferred tax asset associated with Tembec Net Operating Losses (“NOL’s”)2
The final number of shares of RYAM stock to be granted in respect of an award will be determined as follows:

•	The ROIC performance will be calculated and payout levels will be determined by the Board and communicated separately.

•
Payment, if any, will be made in RYAM stock, and may be reduced, to the extent allowed under applicable regulations, by the number of shares of stock equal in value to the amount needed to cover associated tax liabilities.

•	Dividend equivalents and interest will be paid in cash on the number of RYAM shares of stock earned under the Program.

•
Dividend equivalents and interest will be calculated by taking the dividends paid on one share of RYAM stock during the performance period times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually; from the date such cash dividends were paid by the Company.

•
Total awards will be valued on March 1, following the end of the three-year performance period, using the average of the closing price of the ten trading days preceding this date. Awards, including dividends and interest, will be distributed to participants as soon as practicable following the valuation dates.

•	Target awards will be prorated in cases of retirement, death, or disability in accordance with Plan provisions.
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1 NOPAT = ((Operating profit less excluded items) x (1-estimated cash tax rate of 10.0%))
2 Net Operating Losses are a result of deferred tax losses acquired with the acquisition of Tembec Inc.

•	The following will be excluded from the ROIC calculation:

◦	Additional impact of accounting expense associated with the plan.

◦	Unusual non-recurring income and expense items defined as below.

▪	business acquisition costs (including specific integration costs)

▪	one-time costs associated with the cost to achieve synergies

▪	foreign exchange gains or losses associated with the revaluation of long-term assets or liabilities

▪	environmental liability adjustments in excess of LRP amounts

▪	restructuring and impairment charges

▪	bond repurchases gains or losses

▪	financing issuance costs

▪	changes in accounting methods or principals different than those assumed in the LRP

◦
Results of material business acquisitions not included in the calculation of the target ROIC amounts above will be excluded in the year of the acquisition but included in the calculations for the remaining years of the program.

TSR Modifier
For certain employees, awards will consist of an additional metric used as a “modifier” to the total award. This metric is Total Shareholder Return (“TSR”) and for purposes of this Program, the S&P SmallCap 600 Capped Materials Index was selected as the peer group.
The final results of the 2018 program will be modified as follows:

TSR Ranking	Modifier
Below the 25th percentile	Results are reduced by 25%
Greater than or equal to the 25th percentile but less than the 75th percentile	Results are not modified
Greater than or equal to the 75th percentile	Results are increased by 25%